                                                                  EXHIBIT (a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer
 to Purchase dated July 17, 1997, and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of ITT Corporation by Goldman, Sachs & Co., Lazard Freres & Co. LLC or one or more registered brokers or dealers licensed under the laws of such jurisdiction.
                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                       BY
                                ITT CORPORATION
                  UP TO 30,000,000 SHARES OF ITS COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       AT
                              $70.00 NET PER SHARE
    ITT Corporation, a Nevada corporation (the "Company"), is offering to purchase up to 30,000,000 shares of its Common Stock, no par value (the "Common Stock"), together with the associated preferred share purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), at $70.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 17, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer"). Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and pay for up to 30,000,000 Shares or such lesser number of Shares as are validly tendered prior to the Expiration Date and not theretofore validly withdrawn. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, August 13, 1997, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, will expire. If the Offer is oversubscribed, Shares tendered before the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.
    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING RECEIPT OF FINANCING ON ACCEPTABLE TERMS, SATISFACTION OF ALL PRECONDITIONS TO CONSUMMATION OF THE DESTINATIONS DISTRIBUTION (AS DEFINED BELOW) (OTHER THAN IN RESPECT OF THE OFFER) AND THE COMPANY BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THERE EXISTS NO SIGNIFICANT IMPEDIMENT, OR MATERIAL LIKELIHOOD OF A SIGNIFICANT IMPEDIMENT, TO THE TIMELY CONSUMMATION OF THE DESTINATIONS DISTRIBUTION ON SUBSTANTIALLY THE TERMS DESCRIBED IN THE OFFER TO PURCHASE. SEE
SECTION 11 UNDER "THE TENDER OFFER" IN THE OFFER TO PURCHASE. THE COMPANY INTENDS TO TERMINATE THE OFFER IF HILTON HOTELS CORPORATION ("HILTON") OR ANY AFFILIATE OF HILTON ACQUIRES A MATERIAL NUMBER OF SHARES PURSUANT TO ITS UNSOLICITED OFFER FOR SHARES OR OTHERWISE OR IF ANY OF HILTON'S NOMINEES ARE ELECTED TO THE BOARD OF DIRECTORS OF THE COMPANY.
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   THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
   MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 13, 1997, UNLESS THE
   OFFER IS EXTENDED. THE COMPANY EXPECTS (ALTHOUGH IT IS NOT OBLIGATED) TO EXTEND THE OFFER, SUBJECT TO THE OTHER TERMS AND CONDITIONS THEREOF, UNTIL SUCH TIME AS ALL REQUIRED APPROVALS FOR THE OFFER AND THE DESTINATIONS DISTRIBUTION ARE OBTAINED.
--------------------------------------------------------------------------------
    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER ANY OR ALL OF SUCH STOCKHOLDER'S SHARES PURSUANT TO THE OFFER. EACH STOCKHOLDER MUST MAKE ITS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.
    The Offer is an element of the comprehensive plan (the "Comprehensive Plan") approved by the Board of Directors of the Company. The Comprehensive Plan is intended to enhance the value of the ongoing investment of stockholders as well as further the interests of the Company's employees, creditors, customers and the economies and communities in which the Company operates. Another major element of the Comprehensive Plan involves the separation of the Company into three distinct publicly owned companies by means of (i) the pro rata distribution to the Company's stockholders of all the shares of ITT Destinations, Inc. ("Destinations"), a newly formed subsidiary of the Company that will hold the Company's hotels and gaming business (the "Destinations Distribution"), and (ii) the pro rata distribution to the Company's stockholders of all the shares owned by the Company of ITT Educational Services, Inc. ("ITT Educational"), the subsidiary of the Company that operates its post-secondary technical education business (the "ITT Educational Distribution" and, together with the Destinations Distribution, the "Distributions"). After the Distributions, the .Company's only business will be its telephone directories publishing business and it is expected that the Company will change its name to "ITT Information Services, Inc." ("ITT ISI"). A third element of the Comprehensive Plan is the allocation of the Company's indebtedness between Destinations and ITT ISI in a manner that is appropriate for the credit capacity and capitalization requirements of each entity. The Company's preferred means of making this allocation is to replace the Company's existing indebtedness with indebtedness issued by the entity that will ultimately be liable for such indebtedness. Accordingly, the Company intends to commence a tender offer for all the publicly held debt securities of ITT Corporation (the "Debt Tender Offer") and to repay certain other indebtedness. In order to finance the Offer, the Debt Tender Offer and the repayment of such other indebtedness, the Company will use a combination of available cash and the proceeds of borrowings by Destinations and the proceeds of borrowings and the issuance of debt securities by ITT ISI and its subsidiaries. The Company has received a letter from The Chase Manhattan Bank and Chase Securities Inc. stating that they are highly confident that they will be able to arrange these financings. The Offer is not conditioned upon the repurchase of any minimum amount of debt securities in the Debt Tender Offer.

    The purpose of the Offer is to return to the Company's stockholders the after-tax proceeds from recent asset sales by the Company and the proceeds of the Company's borrowing capacity. The Offer provides to stockholders who wish to sell a portion of their Shares an opportunity to do so at a premium to recent market prices and provides stockholders who wish to increase their proportionate investment in ITT ISI, Destinations and ITT Educational, and thus in the future earnings and assets of ITT ISI, Destinations and ITT Educational, an opportunity to do so. The Offer will also afford to stockholders the opportunity to dispose of Shares without the usual transaction costs associated with a market sale. STOCKHOLDERS WHOSE SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR IN THE OFFER WILL NOT PARTICIPATE IN THE DISTRIBUTIONS WITH RESPECT TO SUCH SHARES.
    The Board believes that the business justifications for the Comprehensive Plan, including the Offer, are compelling without regard to Hilton's unsolicited tender offer for Shares and intends to pursue the plan even if Hilton withdraws its interest in acquiring the Company. However, in reviewing the Comprehensive Plan, the Board took account of the possibility that the transactions contemplated by the Comprehensive Plan, including the Offer, could adversely affect Hilton's unsolicited offer for Shares. See "Background and Purpose of the Offer -- Purpose of the Offer" in the Offer to Purchase.
    Subject to the applicable rules and regulations of the Securities and Exchange Commission, the Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not the conditions to the Offer have been satisfied, to extend the period of time during which the Offer is open, by giving oral or written notice of such extension to the Depositary. See Sections 1 and 11 under "The Tender Offer" in the Offer to Purchase.
    Except as otherwise provided in Section 3 under "The Tender Offer" in the Offer to Purchase, a tender of Shares pursuant to the Offer is irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in the Offer to Purchase at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Company pursuant to the Offer, may also be withdrawn at any time after September 12, 1997. See Section 3 under "The Tender Offer" in the Offer to Purchase. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 2 under "The Tender Offer" in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2 under "The Tender Offer" in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in Section 2 under "The Tender Offer" in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered again following one of the procedures described in Section 2 under "The Tender Offer" in the Offer to Purchase at any time prior to the Expiration Date.
    THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. These documents are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.
    The information required by Rule 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
    Any questions or request for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, Letter of Transmittal, Notice of Guaranteed Delivery or other tender offer materials may be directed to the Information Agent and such copies will be furnished promptly at the Company's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
                    The Information Agent for the Offer is:
                                     (LOGO)
                               Wall Street Plaza
                            New York, New York 10005
                        Banks and Brokers Call Collect:
                                 (212) 440-9800
                           All Others Call Toll Free:
                                 (800) 223-2064
                     The Dealer Managers for the Offer are:

                 GOLDMAN, SACHS & CO.                                      LAZARD FRERES & CO. LLC
                    85 Broad Street                                         30 Rockefeller Plaza
               New York, New York 10004                                   New York, New York 10020
                    (800) 323-5678                                             (212) 632-6717

July 17, 1997